United States securities and exchange commission logo





                           March 23, 2021

       Erik S. Nelson
       Chief Executive Officer
       Sandy Springs Holdings, Inc.
       2030 POWERS FERRY ROAD SE, SUITE #212
       ATLANTA, GA 30339

                                                        Re: Sandy Springs
Holdings, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed October 27,
2020
                                                            File No. 000-56220

       Dear Mr. Nelson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Ruairi
Regan at 202-551-3269 if you have any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Real Estate & Construction
       cc:                                              Michael Littman, Esq.